EX-99.e.1.ii

AMENDMENT NO. 4 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF JANUARY 25, 2019

This Schedule to the Distribution Agreement between Delaware Group Foundation Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

			Portion
			designated as
		Total 12b-1 Plan	Service Fee Rate
		Fee Rate (per	(per annum of
		annum of the	the Series’
		Series’ average	average daily net
		daily net assets	assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Strategic Allocation Fund (formerly, Delaware Foundation Moderate Allocation Fund)	Class A	.25%		April 19, 2001
	Class C	1.00%		April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class	N/A	.25%	April 19, 2001

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Brett D. Wright
Name:	Brett D. Wright
Title:	President

DELAWARE GROUP FOUNDATION FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ Shawn K. Lytle
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer